Rule 17g-1 - Bonding of Officers and Employees of
	   Registered Management Investment Companies


17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond



MLIG Variable Insurance Trust				$3120
Roszel Advisors, LLC					$780